Exhibit 99.1

Carbon Natural Gas Company

Announces Formation of

Carbon Appalachian Company, LLC

and

Acquisition of Natural Gas Producing Properties, Midstream Assets, and Related Financing

Denver, Colorado April 4, 2017                                                      Carbon Natural Gas Company (OTCQB:CRBO)

On April 3, 2017, Carbon Natural Gas Company (“Carbon” or the “Company”), finalized the Limited Liability Company Agreement (“LLC Agreement”) of Carbon Appalachian Company, LLC (“Carbon Appalachia”). Carbon Appalachia was formed by Carbon and two institutional investors to acquire producing assets in Southern Appalachia and has an initial equity commitment of $100,000,000. Concurrent with its initial funding, Carbon Appalachia completed the acquisition of natural gas producing properties and related facilities located predominantly in the State of Tennessee for approximately $20,000,000, subject to normal and customary pre and post-closing adjustments. Carbon Appalachia will also fund as part of the acquisition an inventory of field development and enhancement projects and general working capital. Carbon Appalachia expects to commence the initial field production enhancement projects during the second half of 2017.

Carbon Appalachia’s current daily net production from the acquired assets is approximately 3,600 mcf of gas equivalent (mcfde). The production is 92% gas. As of February 1, 2017, the Company estimates that the properties contain 20.4 BCFE of Proved Developed Producing Reserves and 3.4 BCFE of Proved Developed Non-Producing Reserves as determined by the Company’s qualified reserves evaluator using SEC pricing. The acquisition includes natural gas gathering lines and related compression facilities.

Pursuant to the LLC Agreement, Carbon holds a 2% equity interest in Carbon Appalachia and has the ability to earn up to an additional 20% of Carbon Appalachia after certain return thresholds are met. In addition, Carbon has contributed a portion of its working interest in undeveloped properties located in the State of Tennessee to Carbon Appalachia in exchange for an additional 1% carried interest in the entity. If Carbon Appalachia agrees to drill horizontal Chattanooga Shale wells on these properties, it will pay 100% of the cost of drilling and completion of the first 20 wells to earn a 75% working interest in such properties. Carbon, through its subsidiary, Nytis Exploration Company LLC, will retain a 25% working interest in the properties. Carbon is the sole manager of Carbon Appalachia. In connection with its role as the sole manager, a portion of the Company’s general and administrative expenses will be allocated to and paid by Carbon Appalachia. The negotiation and diligence of the oil and gas acquisition was led by the Company and at closing Carbon was reimbursed for its expenditures related to such efforts.

Carbon will utilize the committed funds and its expertise in Southern Appalachia to pursue additional acquisitions in the region.

A description of the financing and acquisition transactions is available on the Company’s Current Report filed April 4, 2017 on Form 8-K.

Forward-Looking Statements

Certain statements, including those regarding the estimates of oil and gas reserves and the availability of complementary acquisitions, contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the current expectations of Carbon and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout the Company’s periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, Carbon undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Carbon Natural Gas Company is an independent oil and gas exploration and production company which owns, operates and develops oil and gas properties in the Appalachian, Illinois and Ventura Basin areas of the United States.

Contact:

Kevin D. Struzeski

Chief Financial Officer

1700 Broadway

Suite 1170

Denver, Colorado 80290

720 407 7030

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720 407 7030 Facsimile 720 407 7031
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